Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

THE FIRST AMERICAN CORPORATION APPOINTS ANAND K. NALLATHAMBI

PRESIDENT AND CHIEF OPERATING OFFICER OF ITS INFORMATION

SOLUTIONS GROUP FOLLOWING DEPARTURE OF FRANK V. MCMAHON

SANTA ANA, Calif., Dec. 4, 2009 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, today announced the appointment of Anand K. Nallathambi as president and chief operating officer of the company’s Information Solutions Group. In this role Nallathambi will assume responsibility for the Information Solutions Group’s strategic positioning and operating activities, including preparation for the scheduled separation of First American, which the company expects to complete on April 1, 2010. In addition, he will continue to oversee the integration of First Advantage Corporation with the Information Solutions Group.

Nallathambi’s appointment was announced in conjunction with the departure of Information Solutions Group chief executive officer Frank V. McMahon. The company has initiated a search process to select a new chief executive, a position for which Nallathambi is a candidate.

Nallathambi, 48, previously served as chief executive officer and president of First Advantage Corporation, which until recently was a majority-owned public subsidiary of First American and a segment within the Information Solutions Group. Nallathambi, who began his career with First American in 1995, served with First Advantage since 2005.

“We believe Anand’s management and experience leading data and analytics businesses in the public markets, and his extensive knowledge of our information solutions businesses will serve the Information Solutions Group well,” said Parker S. Kennedy, chairman and chief executive officer of The First American Corporation.

McMahon is leaving the company after serving as chief executive officer of the Information Solutions Group for the past 19 months. McMahon was previously First American’s vice chairman and chief financial officer from 2006-2008. Before that, he was an advisor to the company while a managing director at Lehman Brothers.

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First American Appoints Anand K. Nallathambi President and COO of Information Solutions Group

“During his tenure as chief financial officer, Frank brought a level of financial sophistication and discipline that helped steer us through the difficult operating environment of the last few years,” stated Kennedy. “As chief executive officer of the Information Solutions Group, he and his team helped position the company to prosper going forward. We thank Frank for his significant contributions to First American.”

About First American’s Information Solutions Group

First American’s Information Solutions Group is a leading provider of a wide range of information and analytics products and solutions to a wide range of markets and customers. In 2008, the Information Solutions Group generated approximately $2.1 billion of revenue.

About The First American Corporation

The First American Corporation (NYSE: FAF) is a FORTUNE 500® company that traces its history to 1889. With total revenues of approximately $6.2 billion in 2008, it is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Information and Outsourcing Solutions, Data and Analytic Solutions, and Risk Mitigation and Business Solutions. More information about the company and an archive of its press releases can be found at www.firstam.com.

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Media Contact:	Investor Contact:
Carrie Gaska Corporate Communications The First American Corporation (714) 250-3298 • cgaska@firstam.com	Mark Seaton Investor Relations The First American Corporation (714) 250-4264 • mseaton@firstam.com